Analyst Contact:	Don Pearson
Sparton Corporation
Email: ir@sparton.com
Office: (847) 762-5800

Media Contact:	Mike Osborne
Sparton Corporation
Email: ir@sparton.com
Office: (847) 762-5800

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200
FOR IMMEDIATE RELEASE
Sparton Corporation Reports Fiscal 2015 Second Quarter Results
SCHAUMBURG, IL. - February 3, 2015 - Sparton Corporation (NYSE: SPA) today announced results for the second quarter of fiscal 2015 ended December 31, 2014. The Company reported second quarter sales of $85.6 million, an increase of 1%, from $84.7 million for the second quarter of fiscal 2014. Operating income for the second quarter of fiscal 2015 was $2.7 million compared to $5.4 million in the second quarter of fiscal 2014. Net income for the second quarter of fiscal 2015 was $1.6 million or $0.16 per share, basic and diluted compared to net income of $3.5 million, or $0.34 per share, basic and diluted in the same quarter a year ago.
Select Consolidated Results for the Quarters Ended December 31, 2014 and 2013 (in thousands, except per share amounts):

	For the Three Months Ended
	December 31, 2014	% of Sales	December 31, 2013	% of Sales	$ Chg	% Chg
Net sales	$85,642	100.0%	$84,717	100.0%	$925	1.1%
Base business	73,167	85.4%	83,962	99.1%	(10,795)	(12.9)%
Acquisition	12,475	14.6%	755	0.9%	11,720	nmf

Gross profit	15,171	17.7%	15,132	17.9%	39	0.3%
Adjusted gross profit	15,251	17.8%	15,240	18.0%	11	0.1%

Selling and administrative expenses	10,806	12.6%	8,687	10.3%	2,119	24.4%

Operating income	2,732	3.2%	5,412	6.4%	(2,680)	(49.5)%
Adjusted operating income	2,962	3.5%	5,520	6.5%	(2,558)	(46.3)%

Net income	1,562		3,484		(1,922)	(55.2)%
Adjusted net income	1,703		3,556		(1,853)	(52.1)%

Income per share - basic	0.16		0.34		(0.18)
Adjusted income per share - basic	0.17		0.35		(0.18)

Income per share - diluted	0.16		0.34		(0.18)
Adjusted income per share - diluted	0.17		0.35		(0.18)

Adjusted EBITDA	5,504	6.4%	7,449	8.8%	(1,945)	(26.1)%

Cary Wood, President & CEO, commented, “The second quarter decline in our base business revenue reflects the effects of the continuing Fenwal rebalancing activity as well as other customer programs delayed by customer design issues, customer launch timing, and governmental funding within our Manufacturing & Design Services’ business. Across both our ECP and MDS segments, we closed on a total of 77 program and/or product wins in the second quarter with a first time order value of $17.7 million. Our SG&A costs have increased reflecting added costs from recent acquisitions, future potential acquisitions related expense activity, as well as increases in anticipation of the future growth of the Company. We view these items as long-term investments to support the execution of our 2020 Vision.”
Second Quarter Financial Highlights

•
77 new program or product wins were awarded with a first time order value of $17.7 million; 14 in MDS with a first time order value of $4.0 million and 63 in ECP (ASW, Aydin and NavEx) with a first time order value of $13.7 million.

•
Quarter end sales backlog of approximately $226.6 million, representing an 18% increase over the prior year quarter and including approximately $13.1 million from the businesses the Company acquired during the past year. Excluding the newly acquired businesses, backlog was approximately $213.5 million representing an 11% increase over the prior year quarter.

•
Completed the acquisitions of certain assets of Industrial Electronic Devices, Inc. and Argotec, Inc. in December 2014 and the acquisition of Real-Time Enterprises, Inc. and the acquisition of certain assets of KEP Marine, a business and division of Kessler-Ellis Products, Inc. in January 2015.

•	Repurchased $4.6 million of the Company's stock under the Company's stock repurchase plan.
Industrial Electronic Devices and KEP Marine
On December 3, 2014, the Company completed the acquisition of certain assets of Industrial Electronic Devices, Inc. ("IED"), a $3.0 million annual revenue business, located in Flemington, NJ. The acquired business, which is part of the Company's ECP segment, designs and manufactures a full line of ruggedized displays for the Industrial and Marine markets. IED's catalog spans over 600 standard, semi-custom, and custom configurations, incorporating some of the most advanced flat panel displays and touch screen technology available.
On January 21, 2015, the Company completed the acquisition of certain assets of KEP Marine, a $3 million annual revenue business and division of Kessler-Ellis Products, located in Eatontown, NJ., in an all-cash transaction. The acquired business, which is part of the Company's ECP segment, designs and manufactures industrial displays, industrial computers and HMI software for the Marine market.
Both of these businesses will be consolidated into the Aydin Displays facility, located in Birdsboro, PA.
"The additions of IED and KEP Marine meet the criteria of our growth strategy by growing our ruggedized electronics platform with additional ruggedized display and touch screen offerings in the harsh and demanding sectors of the Industrial and Marine markets, diversifying of our customer base, and increasing the utilization of our existing assets. Additionally, these acquisitions bring solid, long term customer relationships that will benefit from Sparton’s expanded list of service offerings,” stated Mr. Wood.
Argotec
On December 8, 2014, the Company completed the acquisition of certain assets of Argotec, Inc. ("Argotec"), located in Longwood, FL. The acquired business, which is part of the Company's ECP segment, is engaged in developing and manufacturing sonar transducer products and components for the U.S. Navy and also provides aftermarket servicing. These products have been consolidated into the Company's DeLeon Springs, Florida location.
Mr. Wood continued, "While not material in size, Argotec brings valuable intellectual property to our NavEx offerings, as well as a consistent single-sourced revenue stream for key military end applications, further enhancing our growth opportunities with the U.S. Navy, foreign naval operations, and prime defense contractors.”

Real-Time Enterprises
On January 20, 2015, the Company completed the acquisition of Real-Time Enterprises, Inc. ("RTEmd"), a $4 million annual revenue business, located in Pittsford, NY, in an all-cash transaction. The acquired business, which is part of the Company's MDS segment, is a leading developer of embedded software to operate medical devices and diagnostic equipment through a disciplined approach to product development and quality/regulatory services with specific product experience such as patient monitoring, medical imaging, in-vitro diagnostics, electro-medical systems, surgical applications, ophthalmology, nephrology, infusion pumps and medical imaging.
“RTEmd, which will continue to service its current and future customers out of its Pittsford, NY location, adds embedded software development to the Company’s MDS service offering and allows Real Time to provide its customers with additional value through access to Sparton's other integrated services to meet their design and manufacturing needs," Mr. Wood concluded.
Segment Results
During the first quarter of fiscal 2015, the Company changed its reportable segments to align with the way it internally reports and manages the business. The prior reportable segments of Medical and Complex Systems have been combined and are referred to as Manufacturing & Design Services or "MDS". The prior DSS reportable segment remains unchanged and is now referred to as Engineered Components & Products or "ECP".
Manufacturing & Design Services (“MDS”) (in thousands)

	For the Three Months Ended December 31,
	2014	% of Sales	2013	% of Sales	$ Chg	% Chg
Sales
Base business	$44,386	73.0%	$57,907	93.2%	$(13,521)	(23.3)%
Acquisitions	12,475	20.5%	755	1.2%	11,720	nmf
Intercompany	3,929	6.5%	3,484	5.6%	445	12.8%
Total Sales	60,790	100.0%	62,146	100.0%	(1,356)	(2.2)%

Gross Profit	8,208	13.5%	8,923	14.4%	(715)	(8.0)%

Selling and administrative expenses	4,133	6.8%	3,519	5.7%	614	17.4%
Amortization of intangible assets	1,402	2.3%	567	0.9%	835	147.3%
Operating income	$2,673	4.4%	$4,837	7.8%	$(2,164)	(44.7)%
MDS base business sales reflect sales from MDS facilities that were owned for the entire three months ended December 31, 2014 and 2013. MDS acquisition sales relate to the acquisitions of Beckwood and Aubrey in fiscal 2014 and the acquisition of eMT in fiscal 2015. The comparative decrease in base business sales reflects the previously disclosed rebalancing of Fenwal Blood Technologies' (a Fresinius Kabi company) program engagements with the Company that began in the Company's fiscal 2014 third quarter. The rebalancing of Fenwal programs negatively affected comparative sales to this customer by $6.8 million in the second quarter of fiscal 2015. Further, approximately $6 million of other customer orders expected in the second quarter have been delayed by customers due to design issues, customer launch timing, and governmental funding. It is anticipated these orders will not begin to be realized until the fourth quarter of this fiscal year.
The decrease in gross margin percentage on MDS sales primarily reflects the effect of fixed overhead costs on lower base business sales. The selling and administrative expense increase primarily reflects incremental direct and allocated expenses related to the eMT, Aubrey and Beckwood operations. The increase in amortization of intangible assets relates to the amortization of customer relationships and non-compete agreements acquired as part of the fiscal 2015 eMT transaction and the customer relationships and non-compete agreements acquired as part of the fiscal 2014 Aubrey and Beckwood transactions.

Engineered Components & Products (“ECP”) (in thousands)

	For the Three Months Ended December 31,
	2014	% of Sales	2013	% of Sales	$ Chg	% Chg
Sales
Base business	$28,781	99.5%	$26,055	99.9%	$2,726	10.5%
Intercompany	138	0.5%	23	0.1%	115	nmf
Total Sales	28,919	100.0%	26,078	100.0%	2,841	10.9%

Gross Profit	6,963	24.1%	6,209	23.8%	754	12.1%

Selling and administrative expenses	2,445	8.5%	2,148	8.2%	297	13.8%
Amortization of intangible assets	48	0.2%	69	0.3%	(21)	(30.4)%
Internal research and development expenses	197	0.7%	402	1.5%	(205)	(51.0)%
Operating income	$4,273	14.8%	$3,590	13.8%	$683	19.0%
ECP base business sales reflect sales from ECP facilities that were owned for the entire three months ended December 31, 2014 and 2013 as well as sales in fiscal 2015 relating to IED and Argotec, as sales relating to these acquisitions are not considered material for separate presentation. The increase in ECP base business sales reflects increased sonobuoy sales to the U.S. Navy and increased sales of ruggedized flat panel displays, partially offset by decreased sonobuoy sales to foreign governments.
Gross profit percentage was positively affected in the current year quarter by increased volume as compared to the prior year quarter. The selling and administrative expense increase reflects certain increased costs in anticipation of future growth.
Liquidity and Capital Resources
On September 11, 2014, the Company replaced its previous credit facility with a new $200.0 million revolving line-of-credit facility with a group of banks (the “Credit Facility”) to fund future acquisitions and to support the Company’s working capital needs and other general corporate purposes. The Credit Facility expires on September 11, 2019, is secured by substantially all assets of the Company and provides for up to an additional $100.0 million in uncommitted loans.
As of December 31, 2014, the Company had $58.5 million borrowed and approximately $141.5 million available under its credit facility and had available cash and cash equivalents of $3.3 million. As of that date, the Company had received performance based payments under U.S. Navy contracts in excess of the funding of production to date under those contracts of $1.4 million.
On October 22, 2014, the Company’s Board of Directors approved a repurchase by the Company of up to $5.0 million of shares of its common stock. The Company has been authorized to purchase shares from time to time in open market, block transactions and privately negotiated transactions. The stock repurchase program does not require the Company to repurchase any specific number of shares.
Pursuant to this stock repurchase program, during the three months ended December 31, 2014, the Company purchased 167,566 shares of its common stock at an average price of $27.54 per share for approximately $4.6 million. Shares purchased under the plan were cancelled upon repurchase. As of December 31, 2014, approximately $0.4 million remained available under the stock repurchase plan.

Outlook
Cary Wood concluded, “The softening we experienced in the first quarter of the year with our MDS base business continued into the second quarter as the effects of the fiscal 2014 Fenwal rebalancing decision were coupled with delays in expected orders from a number of other customer programs. While we previously anticipated these delayed programs to resume during our third quarter, we now do not expect many of these customer programs to return to planned volume until the fourth quarter of fiscal 2015 and into fiscal 2016. We anticipate our ECP business will deliver a solid second half of the year, with a particularly strong fourth quarter, however not enough to entirely offset the expected MDS shortfall. The Company's organic sales pipeline is robust and we remain well positioned to deliver positive year over year base business results for fiscal 2016, as we expect sales orders to return on delayed programs and to begin to capitalize on synergistic selling opportunities presented by our recent acquisitions. Lastly, our acquisition pipeline is similarly robust as evidenced in part by the consummation of four deals in the past two months. While these deals were small, with three of them being tuck-ins to existing facilities, potential deal sizes in our pipeline range from similarly sized tangential technology products-based opportunities to those of a more transformative nature. We continue to be prudent in our acquisition due diligence processes and we will continue to seek appropriate transactions that will result in advancing our strategic growth plan and increasing shareholder value.”
Conference Call
Sparton will host a conference call with investors and analysts on February 4, 2015 at 10:00 a.m. CDT/11:00 a.m. EDT to discuss its fiscal year 2015 second quarter financial results, provide a general business update, and respond to investor questions. To participate, callers should dial (800) 272-9104.  Participants should dial in at least 10 minutes prior to the start of the call.  A web presentation link is also available for the conference call.  To access the web presentation click https://global.gotomeeting.com/join/434359173 (no entry code).
Investors and financial analysts are invited to ask questions after the presentation is made. The presentation and a replay of the call will be available on Sparton’s Web site: http://www.sparton.com in the “Investor Relations” section for up to two years after the conference call.
Non-GAAP Financial Measures
In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), Sparton Corporation has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain expenses and income, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate or add certain items of expense and income from cost of goods sold, total operating expense, other income (expense) and provision for (benefit from) income taxes. Management believes that this presentation is helpful to investors in evaluating the current operational and financial performance of our business and facilitates comparisons to historical results of operations. Management discloses this information along with a reconciliation of the comparable GAAP amounts to provide access to the detail and nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and impairment charges, certain success based acquisition finder's fees and functional reorganization costs as well as certain gains on sales of assets, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.
We exclude restructuring/impairment charges, success based acquisition finder's fees, certain functional reorganization costs, gross profit effects of capitalized profit in inventory from acquisitions, accelerated recognition of debt financing costs due to refinancing, the related tax effect of these items and unusual discrete tax benefits or expense because we believe that they are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.
Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization as adjusted for restructuring/impairment charges, success based acquisition finder's fees, certain functional reorganization costs, gross profit effects of capitalized profit in inventory from acquisitions and accelerated recognition of debt financing costs due to refinancing. The Company believes Adjusted EBITDA is commonly used by financial analysts and others in the industries in which the Company operates and, thus, provides useful information to investors. The Company does not intend, nor should the reader consider, Adjusted EBITDA an alternative to operating income, net income, net cash provided by operating activities or any other items calculated in accordance with GAAP. The Company's definition of Adjusted EBITDA may not be comparable with Adjusted EBITDA as defined by other companies. Accordingly, the measurement has limitations depending on its use.

About Sparton Corporation
Sparton Corporation (NYSE:SPA), now in its 115th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary markets served are Medical & Biotechnology, Military & Aerospace, and Industrial & Commercial. Headquartered in Schaumburg, IL, Sparton currently has seven manufacturing locations and three design centers worldwide. Sparton's Web site may be accessed at http://www.sparton.com.
Safe Harbor and Fair Disclosure Statement
Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2013, and its other filings with the Securities and Exchange Commission. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SPARTON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in thousands, except share per share amounts)

	December 31, 2014	June 30, 2014 (a)
Assets
Current Assets:
Cash and cash equivalents	$3,236	$8,028
Accounts receivable, net of allowance for doubtful accounts of $90 and $126, respectively	40,061	48,697
Inventories and cost of contracts in progress, net	56,333	53,372
Deferred income taxes	3,816	3,813
Prepaid expenses and other current assets	5,519	2,654
Total current assets	108,965	116,564
Property, plant and equipment, net	28,831	28,523
Goodwill	37,905	28,189
Other intangible assets, net	25,977	20,041
Deferred income taxes — non-current	1,150	1,192
Other non-current assets	6,278	4,471
Total assets	$209,106	$198,980
Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$—	$900
Accounts payable	16,127	16,543
Accrued salaries and wages	6,903	7,854
Accrued health benefits	1,460	1,538
Performance based payments on customer contracts	1,408	3,196
Other accrued expenses	9,696	11,090
Total current liabilities	35,594	41,121
Long-term debt — non-current portion	58,500	40,100
Environmental remediation — non-current portion	7,419	7,644
Total liabilities	101,513	88,865
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, no par value; 200,000 shares authorized, none issued	—	—
Common stock, $1.25 par value; 15,000,000 shares authorized, 9,904,175 and 10,129,031 shares issued and outstanding, respectively	12,380	12,661
Capital in excess of par value	15,512	19,478
Retained earnings	80,702	78,944
Accumulated other comprehensive loss	(1,001)	(968)
Total shareholders’ equity	107,593	110,115
Total liabilities and shareholders’ equity	$209,106	$198,980

(a) Derived from the Company's audited financial statements as of June 30, 2014.

SPARTON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	December 31, 2014	December 31, 2013
Net sales	$85,642	$84,717
Cost of goods sold	70,471	69,585
Gross profit	15,171	15,132
Operating Expense:
Selling and administrative expenses	10,806	8,687
Internal research and development expenses	197	402
Amortization of intangible assets	1,450	636
Other operating income, net	(14)	(5)
Total operating expense, net	12,439	9,720
Operating income	2,732	5,412
Other income (expense):
Interest expense	(357)	(202)
Other, net	(46)	10
Total other expense, net	(403)	(192)
Income before provision for income taxes	2,329	5,220
Provision for income taxes	767	1,736
Net income	$1,562	$3,484
Income per share of common stock:
Basic	$0.16	$0.34
Diluted	$0.16	$0.34
Weighted average shares of common stock outstanding:
Basic	9,894,526	10,115,255
Diluted	9,910,735	10,147,518

SPARTON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Dollars in thousands)

	For the Six Months Ended
	December 31, 2014	December 31, 2013
Cash Flows from Operating Activities:
Net income	$1,758	$5,770
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	2,222	2,313
Amortization of intangible assets	2,824	1,327
Deferred income tax expense	58	239
Stock-based compensation expense	1,218	917
Gross profit effect of capitalized profit in inventory from acquisitions	178	108
Excess tax benefit from stock-based compensation	(974)	(496)
Other	434	44
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	12,845	8,097
Inventories and cost of contracts in progress	1,467	2,441
Prepaid expenses and other assets	(2,085)	(1,702)
Performance based payments on customer contracts	(1,788)	(1,791)
Accounts payable and accrued expenses	(9,368)	(4,791)
Net cash provided by operating activities	8,789	12,476
Cash Flows from Investing Activities:
Acquisition of businesses, net of cash acquired and post-closing adjustments	(21,745)	(30,195)
Purchase of securities available for sale	(986)	—
Purchases of property, plant and equipment	(1,828)	(1,412)
Proceeds from sale of property, plant and equipment	—	68
Net cash used in investing activities	(24,559)	(31,539)
Cash Flows from Financing Activities:
Borrowings of long-term debt	65,724	41,000
Repayment of long-term debt	(48,224)	(26,071)
Payment of debt financing costs	(1,057)	—
Repurchase of stock	(6,451)	(1,559)
Proceeds from the exercise of stock options	12	121
Excess tax benefit from stock-based compensation	974	496
Net cash provided by financing activities	10,978	13,987
Net decrease in cash and cash equivalents	(4,792)	(5,076)
Cash and cash equivalents at beginning of period	8,028	6,085
Cash and cash equivalents at end of period	$3,236	$1,009
Supplemental disclosure of cash flow information:
Cash paid for interest	$571	$320
Cash paid for income taxes	$2,395	$2,963
Supplemental disclosure of non-cash investing activities:
Accounts payable recognized in relation to acquisition purchase consideration adjustments and holdbacks	$1,976	$393

SPARTON CORPORATION AND SUBSIDIARIES
SELECT SEGMENT INFORMATION
(UNAUDITED)
(Dollars in thousands)

Net sales:
	For the Three Months Ended December 31,
SEGMENT	2014	2013	% Chg
Manufacturing & Design Services	$60,790	$62,146	(2.2)%
Engineered Components & Products	28,919	26,078	10.9
Eliminations	(4,067)	(3,507)	16.0
Totals	$85,642	$84,717	1.1

Gross profit:
	For the Three Months Ended December 31,
SEGMENT	2014	GP %	2013	GP %
Manufacturing & Design Services	$8,208	13.5%	$8,923	14.4%
Engineered Components & Products	6,963	24.1	6,209	23.8
Totals	$15,171	17.7	$15,132	17.9

Adjusted gross profit:
	For the Three Months Ended December 31,
SEGMENT	2014	GP %	2013	GP %
Manufacturing & Design Services	$8,288	13.6%	$8,923	14.4%
Engineered Components & Products	6,963	24.1	6,317	24.2
Totals	$15,251	17.8	$15,240	18.0

Operating income:
	For the Three Months Ended December 31,
SEGMENT	2014	% of Sales	2013	% of Sales
Manufacturing & Design Services	$2,673	4.4%	$4,837	7.8%
Engineered Components & Products	4,273	14.8	3,590	13.8
Other Unallocated	(4,214)	—	(3,015)	—
Totals	$2,732	3.2	$5,412	6.4

Adjusted operating income:
	For the Three Months Ended December 31,
SEGMENT	2014	% of Sales	2013	% of Sales
Manufacturing & Design Services	$2,753	4.5%	$4,837	7.8%
Engineered Components & Products	4,273	14.8	3,698	14.2
Other Unallocated	(4,064)	—	(3,015)	—
Totals	$2,962	3.5	$5,520	6.5

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands, except share data)

	For the Three Months Ended December 31, 2014				For the Three Months Ended December 31, 2013
	GAAP	Non-GAAP Adjustment		Adjusted	GAAP	Non-GAAP Adjustment		Adjusted
Net sales	$85,642	$—		$85,642	$84,717	$—		$84,717
Cost of goods sold	70,471	(80)	(a)	70,391	69,585	(108)	(a)	69,477
Gross profit	15,171	80		15,251	15,132	108		15,240
Operating Expense:
Selling and administrative expenses	10,806	(150)	(b)	10,656	8,687	—		8,687
Internal research and development expenses	197	—		197	402	—		402
Amortization of intangible assets	1,450	—		1,450	636	—		636
Other operating income, net	(14)	—		(14)	(5)	—		(5)
Total operating expense, net	12,439	(150)		12,289	9,720	—		9,720
Operating income	2,732	230		2,962	5,412	108		5,520
Other income (expense):
Interest expense	(357)	—		(357)	(202)	—		(202)
Other, net	(46)	—		(46)	10	—		10
Total other expense, net	(403)	—		(403)	(192)	—		(192)
Income before provision for income taxes	2,329	230		2,559	5,220	108		5,328
Provision for income taxes	767	89		856	1,736	36		1,772
Net income	$1,562	$141		$1,703	$3,484	$72		$3,556
Income per share of common stock:
Basic	$0.16			$0.17	$0.34			$0.35
Diluted	$0.16			$0.17	$0.34			$0.35
Weighted average shares of common stock outstanding:
Basic	9,894,526			9,894,526	10,115,255			10,115,255
Diluted	9,910,735			9,910,735	10,147,518			10,147,518

(a)	Gross profit effect of capitalized profit in inventory from acquisitions.
(b)	Includes adjustments to remove $150 success based acquisition finder's fee paid in relation to the acquisition of IED.

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended
	December 31, 2014	December 31, 2013
Net income	$1,562	$3,484
Interest expense	357	202
Provision for income taxes	767	1,736
Depreciation and amortization	2,588	1,919
Gross profit effect of capitalized profit in inventory from acquisitions	80	108
Success based acquisition finder's fees	150	—
Adjusted EBITDA	$5,504	$7,449

SPARTON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended December 31, 2014
	Manufacturing & Design Services	Engineered Components & Products	Other Unallocated	Total
Gross profit	$8,208	$6,963	$—	$15,171
Gross profit effect of capitalized profit in inventory from acquisition	80	—	—	80
Adjusted gross profit	$8,288	$6,963	$—	$15,251

	For the Three Months Ended December 31, 2013
	Manufacturing & Design Services	Engineered Components & Products	Other Unallocated	Total
Gross profit	$8,923	$6,209	$—	$15,132
Gross profit effect of capitalized profit in inventory from acquisition	—	108	—	108
Adjusted gross profit	$8,923	$6,317	$—	$15,240

	For the Three Months Ended December 31, 2014
	Manufacturing & Design Services	Engineered Components & Products	Other Unallocated	Total
Operating income (loss)	$2,673	$4,273	$(4,214)	$2,732
Gross profit effect of capitalized profit in inventory from acquisition	80	—	—	80
Success based acquisition finder's fees			$150	150
Adjusted operating income (loss)	$2,753	$4,273	$(4,064)	$2,962

Depreciation/amortization	$2,115	$294	$179	$2,588

	For the Three Months Ended December 31, 2013
	Manufacturing & Design Services	Engineered Components & Products	Other Unallocated	Total
Operating income (loss)	$4,837	$3,590	$(3,015)	$5,412
Gross profit effect of capitalized profit in inventory from acquisition	—	108	—	108
Adjusted operating income (loss)	$4,837	$3,698	$(3,015)	$5,520

Depreciation/amortization	$1,429	$390	$100	$1,919